Exhibit 99.1
For Immediate Release:

FELCOR REPORTS THIRD QUARTER RESULTS – RENOVATED HOTELS CONTINUE TO EXCEED TARGETS, INCREASING COMMON DIVIDEND

IRVING, Texas...November 7, 2007 - FelCor Lodging Trust Incorporated (NYSE: FCH) today reported operating results for the third quarter and nine months ended September 30, 2007.

Third Quarter Summary:

•

Exceeded operating expectations for our 37 hotels where renovations were completed by June 30, 2007. Hotel EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) for these hotels, exceeded budget in the second quarter by $1.1 million, or 3.0 percent. This represents a return on capital greater than our goal of 12 percent.

•

Increased Revenue Per Available Room (“RevPAR”) by 12.5 percent at our 37 hotels where renovations were completed by June 30, 2007. RevPAR increased 3.7 percent for our total portfolio of 83 consolidated hotels.

•

Completed renovations at 12 hotels during the third quarter and an additional two hotels in October. We have now completed renovations at 51 hotels, or almost two thirds of our portfolio. We expect to complete renovations at an additional 13 hotels, for a total of 64 hotels, by the end of 2007.

•

During the third quarter, we had 32 hotels under renovation. Renovation delays have caused completion dates at six hotels to shift from 2007 to the first quarter of 2008. The delays are related primarily to major mechanical work and/or permitting and inspection issues in the public areas. While we continue to feel the impact from the disruptions, the overall progress on our renovation program has been a success.

•	Increased our quarterly common dividend by $0.05, or nearly 17 percent, to $0.35 per share, effective the fourth quarter of 2007.

Third Quarter Operating Results:

RevPAR for our 83 consolidated hotels increased 3.7 percent and Average Daily Rate (“ADR”) increased 6.2 percent for the quarter compared to the same period in 2006. RevPAR at our 37 hotels where renovations were completed by June 30, 2007, increased 12.5 percent and ADR increased 6.7 percent for the third quarter compared to the prior year period. At the 32 hotels, where renovations were occurring at some point during the third quarter, RevPAR decreased 8.7 percent, caused by a decrease in occupancy of 12.8 percent, principally from renovation-related disruption.

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FelCor Lodging Trust Third Quarter 2007 Operating Results

November 7, 2007

“I remain extremely pleased with the results of the renovation program and the progress we have made to-date. The quality of the finished product is impressive and we are hitting the expected returns on the completed hotels. Given the number of hotels that we are renovating this year, the progress and the level of cost control has been truly outstanding,” said Richard A. Smith, FelCor’s President and Chief Executive Officer. “With nearly 80 percent of the renovations complete by year-end and the strong results to-date, we expect that our 2008 RevPAR growth will be well above the industry average.”

Net income was $8.0 million for third quarter 2007, a $12.0 million decrease over the same period in 2006. Net loss applicable to common stockholders was $1.7 million, or $0.03 per share, compared to net income applicable to common stockholders of $10.4 million, or $0.17 per share, for the same period in 2006. Net income was $92.3 million for the nine months, a $52.3 million increase over the same period in 2006. Net income applicable to common stockholders for the nine months was $63.3 million, or $1.03 per share, compared to net income applicable to common stockholders of $11.0 million, or $0.18 per share, for the same period in 2006.

Adjusted Funds From Operations (“FFO”) was $29.9 million for the third quarter, a $0.1 million increase from the same period in 2006. Adjusted FFO per share was $0.47 for the third quarter which is unchanged from the same period in 2006. For the nine months, Adjusted FFO was $116.0 million, a $12.0 million increase from the same period in 2006. Adjusted FFO per share increased to $1.83 for the nine months, compared to $1.65 in the prior year, an increase of 10.9 percent.

Adjusted EBITDA (including sold hotels) decreased to $66.5 million in the third quarter, compared to $72.5 million for the same period in 2006. Same-Store EBITDA increased to $66.3 million for the third quarter, compared to $63.8 million for the same period in 2006. For the nine month period ended September 30, 2007, Adjusted EBITDA (including sold hotels) decreased $6.0 million, to $226.4 million compared to the same period in 2006. Same-Store EBITDA decreased by $1.7 million for the nine months, to $200.2 million, or 0.8 percent to prior year. The decrease in Same-Store EBITDA is attributed to disruption from our renovation program.

Hotel EBITDA decreased to $73.1 million for the third quarter, compared to $73.3 million in the same period in 2006. Hotel EBITDA margin was 28.5 percent for the third quarter, representing a 116 basis point decrease compared to the same period in 2006. For the nine months ended September 30, 2007, Hotel EBITDA decreased to $226.4 million, compared to $230.1 million in the same period in 2006, a decrease of 1.6 percent. Hotel EBITDA margin was 29.4 percent for the nine months, representing a 98 basis point decrease to the same period in 2006.

Current quarter Adjusted FFO, Adjusted EBITDA and net income include a gain from the sale of condominium units of $0.4 million for the quarter and $18.5 million for the year. Current year net income includes gains from the sale of hotels of $28.5 million for the nine months. Prior year net income includes gains from the sale of hotels of $18.2 million and impairment losses of $5.9 million for the quarter, and $15.3 million gains from sale of hotels and impairment losses of $15.1 million for the nine-month period.

EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA, Hotel EBITDA margin, FFO and Adjusted FFO are all non-GAAP financial measures. See our discussion of “Non-GAAP Financial Measures” beginning on page nine for a reconciliation of each of these measures to our net income and for information regarding the use, limitations and importance of these non-GAAP financial measures.

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FelCor Lodging Trust Third Quarter 2007 Operating Results

November 7, 2007

Renovation Program Update:

During the third quarter, 32 of our hotels were undergoing some form of renovation, and we had more room-nights out of service for renovation than any other quarter. We completed major renovations at 12 hotels during the third quarter, and an additional two hotels in October. Since we started our renovation program last year, we have completed renovations at 51 hotels, representing almost two thirds of our portfolio. We expect to complete renovations at an additional 13 hotels during the fourth quarter of 2007, for a total of 64 renovated hotels by the end of 2007. We originally expected to complete renovations at 70 hotels by the end of 2007. However, renovation delays have shifted the completion date at six hotels to the first quarter of 2008. The delays at these hotels are related primarily to increases in scope for major mechanical items and/or permitting and inspection issues in the public areas.

We spent $204.0 million on renovations and redevelopment projects at our hotels through the nine months ended September 30, 2007, including our pro rata share of joint venture expenditures.

Our hotels with completed renovations, in aggregate, are exceeding our expected return of 12 percent on the guest impact portion of the total capital expenditures. During the third quarter, RevPAR, Hotel EBITDA and Hotel EBITDA margin exceeded budget for these hotels, in aggregate. For our 37 hotels where renovations were completed by June 30, 2007, RevPAR growth was 12.5 percent during the third quarter, compared to the same period in the prior year. Those hotels, in aggregate, also improved their market share index in both occupancy and ADR, compared to their competitive sets. For these hotels, Hotel EBITDA was $1.1 million higher than budget and Hotel EBTIDA margin was 86 basis points greater than budget.

Development:

We continue to progress with the rebranding of our San Francisco Union Square property to a Marriott hotel. Renovation designs are being finalized for this hotel, which will be operated as Hotel 480 Union Square during the renovation period and managed by Marriott International Inc. beginning December 15, 2007. Our other announced redevelopment projects - the convention center adjacent to our Myrtle Beach Hilton, additional meeting space at Dana Point and addition of spa and food and beverage areas in Deerfield Beach - will be completed in the first quarter of 2008. We continue to progress on our other major redevelopment projects, which are in various stages of planning and permitting.

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FelCor Lodging Trust Third Quarter 2007 Operating Results

November 7, 2007

In the quarter, we sold one condominium unit and recognized a gain of $0.4 million at our Royale Palms condominium project in Myrtle Beach, South Carolina. For the nine months ended September 30, 2007, we have sold 178 units and recognized a gain on sale of $18.5 million. We have six condominium units remaining, which we expect to sell on a selective basis to maximize their selling prices. At this point, approximately 70 percent of the condominium units sold have entered into our rental program providing us with a continuing source of additional income.

Capital Structure:

At September 30, 2007, we had $1.29 billion of consolidated debt outstanding with a weighted average life of five years. Our cash and cash equivalents totaled approximately $155.6 million at September 30, 2007. The next significant debt maturity is in 2009.

During the third quarter, we amended our line of credit facility. The amendment increased the amount available on the revolver to $250 million, lowered the applicable interest rate, extended the maturity and relaxed certain covenants, which provides us with additional flexibility.

We are increasing our common dividend from $0.30 to $0.35 per share, effective the fourth quarter of 2007. We have increased the common dividend twice this year, by a total of 40 percent compared to our first quarter dividend of $0.25.

“We remain on track to achieve our goals and we are pleased to once again increase our common dividend. The improvement in operations at our renovated hotels gives us confidence going into 2008, when we will have the bulk of our renovations behind us, and our redevelopment projects will start to come on line,” said Andrew J. Welch, FelCor’s Executive Vice President and Chief Financial Officer.

2007 Guidance:

We are updating our full-year guidance as a result of third quarter results, additional anticipated renovation disruption in the fourth quarter and weakness in group business in selected markets.

Based on an increase of RevPAR between 3.0 and 4.0 percent for the full year and approximately 450,000 rooms out of service, we currently anticipate:

•	Adjusted EBITDA to be between $284 and $286 million for the year;
•	Adjusted FFO per share to be between $2.16 and $2.19 for the year;
•	Net Income to be between $94 and $96 million for the year;
•	Hotel EBITDA margins to decrease approximately 60 basis points for the year; and
•	Capital expenditures of approximately $250 million for the year, including redevelopment projects.

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FelCor Lodging Trust Third Quarter 2007 Operating Results

November 7, 2007

FelCor, a real estate investment trust, is the nation’s largest owner of upper-upscale, all-suite hotels. FelCor’s portfolio is comprised of 83 consolidated hotels, located in 23 states and Canada. FelCor’s portfolio includes 65 upper-upscale hotels, and FelCor is the largest owner of Embassy Suites Hotels® and Doubletree Guest Suites® hotels. FelCor’s hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Sheraton®, Westin® and Holiday Inn®. (The foregoing registered trademarks are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.) FelCor has a current enterprise value of approximately $3.0 billion. Additional information can be found on the Company’s Web site at www.felcor.com.

We invite you to listen to our third quarter earnings Conference Call on Thursday, November 8, 2007, at 10:00 a.m. (Central Time). The conference call will be Web cast simultaneously via the internet on FelCor’s Web site at www.felcor.com. Interested investors and other parties who wish to access the call should go to FelCor’s Web site and click on the conference call microphone icon on either the “Investor Relations” or “FelCor News” pages. A telephonic replay will be available from Thursday, November 8, 2007, at 1:00 p.m. (Central Time), through Monday, November 12, at 11:00 p.m. (Central Time), by dialing 800-642-1687 (conference ID#20101796). A recording of the call will also be archived and available at www.felcor.com.

With the exception of historical information, the matters discussed in this news release include “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. General economic conditions, operating risks associated with the hotel business, the impact of U.S. military involvement in the Middle East and elsewhere, future acts of terrorism, the impact on the travel industry of increased fuel prices and security precaution, the availability of capital, the ability to execute our renovation program on budget in a timely manner, the cyclical nature of the real estate markets, our ability to continue to qualify as a Real Estate Investment Trust for federal income tax purposes and numerous other factors may affect future results, performance and achievements. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Contact:

Stephen A. Schafer, Vice President Strategic Planning & Investor Relations,

(972) 444-4912	sschafer@felcor.com

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FelCor Lodging Trust Third Quarter 2007 Operating Results

November 7, 2007

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007		2006
Revenues:
Hotel operating revenue:
Room	$212,347	$205,009	$633,483		$623,974
Food and beverage	32,161	29,170	99,146		94,273
Other operating departments	12,188	13,272	38,137		39,821
Other revenue	468	13	921		68
Total revenues	257,164	247,464	771,687		758,136

Expenses:
Hotel departmental expenses:
Room	52,553	50,617	154,394		151,593
Food and beverage	25,023	22,563	76,213		71,764
Other operating departments	4,745	5,879	15,527		17,833
Other property related costs	70,119	68,431	207,260		204,135
Management and franchise fees	13,652	12,026	40,718		39,463
Taxes, insurance and lease expense	31,736	28,726	92,387		84,126
Abandoned projects	-	-	22		-
Corporate expenses	3,690	7,164	15,732		18,530
Depreciation	28,523	23,917	80,729	80	70,096
Total operating expenses	230,041	219,323	682,982	682,982	657,540

Operating income	27,123	28,141	88,705		100,596
Interest expense, net	(22,655)	(28,030)	(68,734)		(86,845)
Charge-off of deferred financing costs	-	-	-		(962)
Early extinguishment of debt, net	-	-	-		(438)
Income before equity in income from unconsolidated entities, minority interests and sale of assets	4,468	111	19,971		12,351
Equity in income from unconsolidated entities	3,030	3,948	19,511		9,708
Minority interests	347	305	463		1,590
Loss on sale of other assets	-	(92)	-		(92)
Gain on sale of condominiums	354	-	18,493		-
Income from continuing operations	8,199	4,272	58,438		23,557
Discontinued operations	(206)	15,790	33,893		16,502
Net income	7,993	20,062	92,331		40,059
Preferred dividends	(9,678)	(9,665)	(29,034)		(29,022)
Net income (loss) applicable to common stockholders	$(1,685)	$10,397	$63,297		$11,037

Basic per common share data:
Net income (loss) from continuing operations	$(0.02)	$(0.09)	$0.48		$(0.09)
Net income (loss)	$(0.03)	$0.17	$1.03		$0.18
Basic weighted average common shares outstanding	61,652	61,148	61,582		60,441
Diluted per common share data:
Net income (loss) from continuing operations	$(0.02)	$(0.09)	$0.47		$(0.09)
Net income (loss)	$(0.03)	$0.17	$1.02		$0.18
Diluted weighted average common shares outstanding	61,652	61,148	61,908		60,441
Cash dividends declared on common stock	$0.30	$0.20	$0.85		$0.55

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FelCor Lodging Trust Third Quarter 2007 Operating Results

November 7, 2007

Discontinued Operations

(in thousands)

Discontinued operations include the results of operations of 11 hotels sold in 2007 and 31 hotels sold in 2006. Condensed financial information for the hotels included in discontinued operations is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Operating revenue	$74	$50,136	$26,522	$172,226
Operating expenses	(276)	(50,789)	(18,371)	(169,068)
Operating income (loss)	(202)	(653)	8,151	3,158
Interest income (expense), net	4	(303)	(15)	(946)
Gain on sale of hotels, net of income tax	-	18,182	28,488	15,320
Debt extinguishment	-	(240)	(901)	(240)
Minority interests	(8)	(1,196)	(1,830)	(790)
Income (loss) from discontinued operations	(206)	15,790	33,893	16,502
Depreciation and amortization, net of minority interests	-	3,786	14	12,904
Minority interest in FelCor LP	(4)	345	736	282
Interest expense, net of minority interests	-	300	29	929
EBITDA from discontinued operations	(210)	20,221	34,672	30,617
Gain on sale of hotels, net of income tax and minority interests	-	(17,610)	(27,830)	(14,748)
Impairment loss, net of minority interests	-	5,874	-	14,2155
Charges related to early extinguishment of debt, net of minority interests	-	240	811	240
Adjusted EBITDA from discontinued operations	$(210)	$8,725	$7,653	$30,324

Selected Balance Sheet Data

(in thousands)

	September 30,	December 31,
	2007	2006
Investment in hotels	$2,835,483	$2,656,571
Accumulated depreciation	(671,671)	(612,286)
Investments in hotels, net of accumulated depreciation	$2,163,812	$2,044,285

Total cash and cash equivalents	$155,583	$124,179
Total assets	$2,546,149	$2,583,249
Total debt	$1,294,550	$1,369,153
Total stockholders’ equity	$1,040,830	$1,010,931

At September 30, 2007, we had an aggregate of 62,439,873 shares of FelCor common stock and 1,353,771 limited partnership units of FelCor Lodging Limited Partnership outstanding.

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FelCor Lodging Trust Third Quarter 2007 Operating Results

November 7, 2007

Debt Summary

(dollars in thousands)

	Encumbered Hotels	Interest Rate at September 30, 2007	Maturity Date	Consolidated Debt
Line of credit(a)	none	L + 0.80	August 2011	$-
Senior term notes	none	8.50	June 2011	299,100
Senior term notes	none	L + 1.875	December 2011	215,000
Total line of credit and senior debt(b)		7.98		514,100

Mortgage debt(c)	12 hotels	L + 0.93	November 2008	250,000
Mortgage debt	7 hotels	6.57	July 2009 - 2014	89,560
Mortgage debt	7 hotels	7.32	March 2009	121,710
Mortgage debt	8 hotels	8.70	May 2010	166,884
Mortgage debt	6 hotels	8.73	May 2010	120,345
Mortgage debt	1 hotel	L + 2.85	August 2008	15,500
Mortgage debt	1 hotel	5.81	July 2016	12,600
Other	1 hotel	9.17	August 2011	3,851
Total mortgage debt(b)	43 hotels	7.54		780,450
Total		7.72		$1,294,550

(a)

We have a borrowing capacity of $250 million on our line of credit. The interest on this line can range from L + 80 to L + 150 basis points, based on our leverage ratio as defined in our line of credit agreement. If we meet certain requirements under the agreement, we can exercise a one-year extension option.
(b)	Interest rates are calculated based on the weighted average debt outstanding at September 30, 2007.
(c)	This debt has three one-year extension options.

Weighted average interest at September 30, 2007	7.72%
Fixed interest rate debt to total debt at September 30, 2007	62.9%
Weighted average maturity of debt at September 30, 2007	5 years
Mortgage debt to total assets at September 30, 2007	30.7%

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FelCor Lodging Trust Third Quarter 2007 Operating Results

November 7, 2007

Non-GAAP Financial Measures

We refer in this release to certain “non-GAAP financial measures.” These measures, including FFO, Adjusted FFO, Adjusted FFO per share, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, are measures of our financial performance that are not calculated and presented in accordance with generally accepted accounting principles (“GAAP”). The following tables reconcile each of these non-GAAP measures to the most comparable GAAP financial measure. Immediately following the reconciliations, we include a discussion of why we believe these measures are useful supplemental measures of our performance and the limitations of such measures.

Reconciliation of Net Income to FFO and Adjusted FFO

(in thousands, except per share and unit data)

	Three Months Ended September 30,
	2007			2006
	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount
Net income	$7,993			$20,062
Preferred dividends	(9,678)			(9,665)
Net income (loss) applicable to common stockholders	(1,685)	61,652	$(0.03)	10,397	61,148	$0.17
Depreciation, continuing operations	28,523	-	0.46	23,917	-	0.39
Depreciation, unconsolidated entities and discontinued operations	2,895	-	0.05	6,776	-	0.11
Gain on sale of hotels, net of income tax and minority interests	-	-	-	(17,610)	-	(0.29)
Loss on sale of hotels in unconsolidated entities	189	-	-	-	-	-
Minority interest in FelCor LP	(36)	1,354	(0.01)	227	1,355	-
Conversion of options and unvested restricted stock	-	346	-	-	414	-
FFO	29,886	63,352	0.47	23,707	62,917	0.38
Impairment loss, net of minority interests	-	-	-	5,874	-	0.09
Charges related to early extinguishment of debt, net of minority interests	-	-	-	216	-	-
Adjusted FFO	$29,886	63,352	$0.47	$29,797	62,917	$0.47

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FelCor Lodging Trust Third Quarter 2007 Operating Results

November 7, 2007

Reconciliation of Net Income to FFO and Adjusted FFO

(in thousands, except per share and unit data)

	Nine Months Ended September 30,
	2007			2006
	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount
Net income	$92,331			$40,059
Preferred dividends	(29,034)			(29,022)
Net income applicable to common stockholders	63,297	61,908	$1.02	11,037	60,441	$0.18
Depreciation, continuing operations	80,729	-	1.30	70,096	-	1.16
Depreciation, unconsolidated entities and discontinued operations	8,606	-	0.14	21,378	-	0.35
Gain on sale of hotels, net of income tax and minority interests	(27,830)	-	(0.45)	(14,748)	-	(0.24)
Gain on sale of hotels in unconsolidated entities	(10,993)	-	(0.18)	-	-	-
Minority interest in FelCor LP	1,375	1,354	(0.01)	251	2,035	(0.05)
Conversion of options and unvested restricted stock	-	-	-	-	356	-
FFO	115,184	63,262	1.82	88,014	62,832	1.40
Impairment loss, net of minority interest	-	-	-	14,215	-	0.22
Abandoned projects	22	-	-	-	-	-
Charges related to debt extinguishment, net of minority interest	811	-	0.01	1,686	-	0.03
Adjusted FFO	$116,017	63,262	$1.83	$103,915	62,832	$1.65

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FelCor Lodging Trust Third Quarter 2007 Operating Results

November 7, 2007

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Same-Store EBITDA

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income	$7,993	$20,062	$92,331	$40,059
Depreciation, continuing operations	28,523	23,917	80,729	70,096
Depreciation, unconsolidated entities and discontinued operations	2,895	6,776	8,606	21,378
Minority interest in FelCor Lodging LP	(36)	227	1,375	251
Interest expense	24,865	28,919	73,611	89,371
Interest expense, unconsolidated entities and discontinued operations	1,508	1,696	4,570	5,553
Amortization expense	516	2,442	3,130	4,339
EBITDA	66,264	84,039	264,352	231,047
Gain on sale of hotels, net of income tax and minority interests	-	(17,610)	(27,830)	(14,748)
Loss (gain) on sale of hotels in unconsolidated entities	189	-	(10,993)	-
Impairment loss, discontinued operations	-	5,874	-	14,215
Abandoned projects	-	-	22	-
Charges related to debt extinguishment, net of minority interests	-	216	811	1,686
Adjusted EBITDA	66,453	72,519	226,362	232,200
Adjusted EBITDA from discontinued operations	210	(8,725)	(7,653)	(30,324)
Gain on sale of condominiums	(354)	-	(18,493)	-
Same-Store EBITDA	$66,309	$63,794	$200,216	$201,876

Reconciliation of Adjusted EBITDA to Hotel EBITDA

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Adjusted EBITDA	$66,453	$72,519	$226,362	$232,200
Other revenue	(468)	(13)	(921)	(68)
Adjusted EBITDA from discontinued operations	210	(8,725)	(7,653)	(30,324)
Equity in income from unconsolidated subsidiaries (excluding interest and depreciation expense)	(8,018)	(8,687)	(22,860)	(24,172)
Minority interest in other partnerships (excluding interest and depreciation expense)	80	191	108	(240)
Consolidated hotel lease expense	16,204	15,861	47,729	45,864
Unconsolidated taxes, insurance and lease expense	(1,990)	(1,747)	(5,588)	(4,896)
Interest income	(2,210)	(890)	(4,878)	(2,525)
Corporate expenses (excluding amortization expense)	3,175	4,722	12,602	14,191
Loss on sale of other assets	-	92	-	92
Gain on sale of condominiums	(354)	-	(18,493)	-
Hotel EBITDA	$73,082	$73,323	$226,408	$230,122

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FelCor Lodging Trust Third Quarter 2007 Operating Results

November 7, 2007

Reconciliation of Net Income to Hotel EBITDA

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income	$7,993	$20,062	$92,331	$40,059
Discontinued operations	206	(15,790)	(33,893)	(16,502)
Equity in income from unconsolidated entities	(3,030)	(3,948)	(19,511)	(9,708)
Minority interests	(347)	(305)	(463)	(1,590)
Consolidated hotel lease expense	16,204	15,861	47,729	45,864
Unconsolidated taxes, insurance and lease expense	(1,990)	(1,747)	(5,588)	(4,896)
Interest expense, net	22,655	28,030	68,734	86,845
Charge-off of deferred financing costs	-	-	-	962
Early extinguishment of debt	-	-	-	438
Corporate expenses	3,690	7,164	15,732	18,530
Depreciation	28,523	23,917	80,729	70,096
Abandoned projects	-	-	22	-
Loss on sale of other assets	-	92	-	92
Gain on sale of condominiums	(354)	-	(18,493)	-
Other revenue	(468)	(13)	(921)	(68)
Hotel EBITDA	$73,082	$73,323	$226,408	$230,122

Hotel Operating Revenue and Hotel EBITDA Margin

(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Total revenue	$257,164	$247,464	$771,687	$758,136
Other revenue	(468)	(13)	(921)	(68)
Hotel operating revenue	$256,696	$247,451	$770,766	$758,068
Hotel EBITDA margin (a)	28.5%	29.6%	29.4%	30.4%

(a)	Hotel EBITDA as a percentage of hotel operating revenue

Reconciliation of Ratio of Operating Income to Total Revenue to Hotel EBITDA Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Ratio of operating income to total revenue	10.5%	11.4%	11.5%	13.3%
Other revenue	(0.2)	-	(0.1)	-
Unconsolidated taxes, insurance and lease expense	(0.6)	(0.8)	(0.7)	(0.6)
Consolidated hotel lease expense	6.3	6.4	6.2	6.1
Corporate expenses	1.4	2.9	2.0	2.4
Depreciation	11.1	9.7	10.5	9.2
Hotel EBITDA margin	28.5%	29.6%	29.4%	30.4%

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FelCor Lodging Trust Third Quarter 2007 Operating Results

November 7, 2007

Reconciliation of Forecasted Net Income to Forecasted FFO, Adjusted FFO, EBITDA

and Adjusted EBITDA

(in millions, except per share and unit data)

	Full Year 2007 Guidance
	Low Guidance		High Guidance
	Dollars	Per Share Amount(a)	Dollars	Per Share Amount(a)
Net income	$94		$96
Preferred dividends	(39)		(39)
Net income applicable to common stockholders	55	$0.90	57	$0.93
Gain on sale of assets	(39)		(39)
Depreciation	118		118
Minority interest in FelCor LP	1		1
FFO	135	$2.13	137	$2.16
Early extinguishment of debt	1		1
Conversion costs(b)	1		1
Adjusted FFO	$137	$2.16	$139	$2.19

Net income	$94		$96
Depreciation	118		118
Interest expense	104		104
Minority interest in FelCor LP	1		1
Amortization expense	4		4
EBITDA	321		323
Gain on sale of assets	(39)		(39)
Early extinguishment of debt	1		1
Conversion costs(b)	1		1
Adjusted EBITDA	$284		$286

(a)	Weighted average shares and units are 63.3 million.
(b)	Noncapitalized costs of converting our San Francisco Union Square hotel to Marriott management.

Substantially all of our non-current assets consist of real estate. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measures of performance, which are not measures of operating performance under GAAP, to be helpful in evaluating a real estate company’s operations. These supplemental measures, including FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, are not measures of operating performance under GAAP. However, we consider these non-GAAP measures to be supplemental measures of a hotel REIT’s performance and should be considered along with, but not as an alternative to, net income as a measure of our operating performance.

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FelCor Lodging Trust Third Quarter 2007 Operating Results

November 7, 2007

FFO and EBITDA

The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with standards established by NAREIT. This may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.

EBITDA is a commonly used measure of performance in many industries. We define EBITDA as net income or loss (computed in accordance with GAAP) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis.

Adjustments to FFO and EBITDA

We adjust FFO and EBITDA when evaluating our performance because management believes that the exclusion of certain additional recurring and non-recurring items such as those described below provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted FFO, Adjusted EBITDA and Same-Store EBITDA, when combined with GAAP net income, EBITDA and FFO, is beneficial to an investor’s better understanding of our operating performance.

•

Gains and losses related to early extinguishment of debt and interest rate swaps – We exclude gains and losses related to early extinguishment of debt and interest rate swaps from FFO and EBITDA because we believe that it is not indicative of ongoing operating performance of our hotel assets. This also represents an acceleration of interest expense or a reduction of interest expense, and interest expense is excluded from EBITDA.

•

Impairment losses – We exclude the effect of impairment losses and gains or losses on disposition of assets in computing Adjusted FFO and Adjusted EBITDA because we believe that including these is not consistent with reflecting the ongoing performance of our remaining assets. Additionally, we believe that impairment charges and gains or losses on disposition of assets represent accelerated depreciation, or excess depreciation, and depreciation is excluded from FFO by the NAREIT definition and from EBITDA.

•	Cumulative effect of a change in accounting principle – Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the consolidated statements of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments in computing Adjusted FFO and Adjusted EBITDA because they do not reflect our actual performance for that period.

In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of assets because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

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FelCor Lodging Trust Third Quarter 2007 Operating Results

November 7, 2007

To derive Same-Store EBITDA, we make the same adjustments to EBITDA as for Adjusted EBITDA and, additionally, exclude EBITDA from discontinued operations and gains and losses from the disposition of non-hotel related assets.

Hotel EBITDA and Hotel EBITDA Margin

Hotel EBITDA and Hotel EBITDA margin are commonly used measures of performance in the industry and give investors a more complete understanding of the operating results over which our individual hotels and operating managers have direct control. We believe that Hotel EBITDA and Hotel EBITDA margin are useful to investors by providing greater transparency with respect to two significant measures used by us in our financial and operational decision-making. Additionally, these measures facilitate comparisons with other hotel REITs and hotel owners. We present Hotel EBITDA and Hotel EBITDA margin by eliminating corporate-level expenses, depreciation and expenses related to our capital structure. We eliminate corporate-level costs and expenses because we believe property-level results provide investors with supplemental information with respect to the ongoing operating performance of our hotels and the effectiveness of management on a property-level basis. We eliminate depreciation and amortization, even though they are property-level expenses, because we do not believe that these non-cash expenses, which are based on historical cost accounting for real estate assets and implicitly assume that the value of real estate assets diminish predictably over time, accurately reflect an adjustment in the value of our assets. We also eliminate consolidated percentage rent paid to unconsolidated entities, which is effectively eliminated by minority interest expense and equity in income from unconsolidated subsidiaries, and include the cost of unconsolidated taxes, insurance and lease expense, to reflect the entire operating costs applicable to our hotels.

Limitations of Non-GAAP Measures

The use of these non-GAAP financial measures has certain limitations. FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin, as presented by us, may not be comparable to FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin as calculated by other real estate companies. These measures do not reflect certain expenses that we incurred and will incur, such as depreciation and interest or capital expenditures. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. Neither should FFO, Adjusted FFO, Adjusted FFO per share, EBITDA, Adjusted EBITDA or Same-Store EBITDA be considered as measures of our liquidity or indicative of funds available for our cash needs, including our ability to make cash distributions. Adjusted FFO per share does not measure, and should not be used as a measure of, amounts that accrue directly to the benefit of stockholders. FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-Store EBITDA, Hotel EBITDA and Hotel EBITDA margin reflect additional ways of viewing our operations that we believe when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on any single financial measure.

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